ASSET PURCHASE AGREEMENT


         This is an Asset Purchase Agreement dated as of May 21, 2002 (the "Agreement"), by and among (i) Caretenders of Cleveland, Inc., a Kentucky cor-poration (the "Buyer"), and (ii) National Health Care Affiliates, Inc. and The Medlink Group, Inc. - Ohio Operations (individually a "Selling Party" and collectively, the "Selling Parties").

                                    Recitals

         A. The Selling Parties are certified providers of skilled nursing, home health aid and supplemental staffing services in northeast Ohio (the "Business").

         B. The Selling Parties desire to sell and the Buyer desires to purchase the assets used in the Business.

         THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

                     Article 1 - Purchase and Sale of Assets

         1.1 Purchased Assets. The Selling Parties hereby agree to sell, assign, transfer and convey to the Buyer, and the Buyer hereby agrees to purchase from the Selling Parties, as of the closing date set forth in Paragraph 3.1, all of the assets of the Selling Parties used in the Business (the "Purchased Assets"), other than the excluded assets described on Schedule 1.1. The Purchased Assets include without limitation the following assets and properties:

                  (a) All furniture, fixtures, machinery, equipment and other tangible personal property, including such items as are described on Schedule 1.1(a), together with all manufacturers' warranties pertaining to the same, to the extent that such warranties may exist and be assignable.

                  (b) All of the Selling Parties' goodwill relating to the Business; all customer and patient lists and files, records and similar sales and marketing information in the Selling Parties' possession relating to the Business; copies of medical records of the patients currently receiving services from the Business as of the Closing, and any related databases; copies of personnel records; and the Selling Parties' right and interest in the trade secrets, licenses, know-how, specifications, literature, and all other intangible property which relate specifically to the Business, including without limitation all trade name and trade dress rights associated with "Medlink of Ohio"; provided, however, that Buyer's interest in the name "Medlink of Ohio", variations thereon and the trade name and trade dress rights associated therewith shall be limited to the area prescribed in paragraph 1.6 of this Agreement.

                  (c) All transferable licenses, permits, certificates, authorizations, accreditations, orders, ratings and approvals of all federal, state, or local governmental or regulatory authorities which relate to the Business and which are held by the Selling Parties, but only to the extent the same are transferable, including without limitation Selling Parties' Medicare

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provider agreement and provider number for the Business, but not including
Selling Parties' Medicaid provider agreement or Medicaid provider number or obligations thereunder. Selling Parties agree to terminate their Medicaid provider agreement for the Business as of the Closing Date in accordance with applicable regulations. The Selling Parties shall retain any rights to Medicare cost report settlements relating to the period prior to the Closing, and the Buyer agrees to pay over to the Selling Parties any amounts paid to the Buyer with respect to such Medicare cost report settlements relating to the period prior to the Closing. Likewise, the Selling Parties shall remain responsible for any Medicare cost report settlement liabilities arising with respect to the period prior to the Closing, and the Selling Parties agree to immediately pay the Buyer, upon receipt of reasonable documentation, an amount equal to any such Medicare cost report settlement liabilities incurred by the Buyer with respect to the period prior to the Closing.

                  (d) Any and all rights of the Selling Parties which by their terms are transferable and which arise under or pursuant to warranties, representations and guarantees made by suppliers in connection with the Purchased Assets.

                  (e) Subject to the application of paragraph 2.2(b), all accounts receivable arising out of the operation of the Business (together, the "Accounts Receivable") in existence at the Closing, along with all unbilled amounts for services performed prior to the Closing Date.

                           (i) The Buyer will be responsible for the cost of
collecting such Accounts Receivable. The Selling
Parties agree to cooperate reasonably with the Buyer, at the Buyer's expense, in connection with the Buyer's efforts to collect the Accounts Receivable. To the extent that there are unbilled amounts for services prior to the Closing Date under programs or provider agreements that may not be assumed by Buyer due to regulatory or contractual restrictions, or otherwise may not properly be billed by Buyer, Selling Parties agree to properly and promptly bill the same to the appropriate payor in such Selling Party's name, but for Buyer's account. The Selling Parties agree to immediately remit to the Buyer any payments received after the Closing by any of the Selling Parties that constitute Accounts Receivable.

                           (ii) To the extent that any Accounts Receivable are
not effectively assigned to Buyer at the Closing so that Buyer will be paid directly by the debtor on such Accounts Receivable ("Affected Accounts Receivable"), the Selling Parties shall cause the proceeds of such Affected Accounts Receivable to be paid over to Buyer according to the following procedure. Each of the Selling Parties to whom any Affected Accounts Receivable are owed shall establish or designate an account (the "Designated Accounts") at a bank reasonably acceptable to Buyer (the "Bank"), and at the Buyer's expense. Selling Parties shall arrange with the Bank to authorize only the Buyer to make withdrawals from the Designated Accounts. Selling Parties shall execute and deliver to Buyer at the closing such instrument or instruments as Buyer may reasonably require authorizing Buyer, in the name, place and stead of any of Selling Parties, to endorse checks representing payments on Accounts Receivable and deposit the same in the appropriate Designated Account. Selling
Parties shall not change the payment address for any of the Affected Accounts Receivable, but shall cause the same to continue to be paid to the address of the Business at 20600 Chagrin Blvd, Suite 290, Shaker Heights, Ohio 44122 or 1225 East Waterloo Road, Akron, Ohio 44306 until paid in full. Any misdirected payments on Accounts Receivable received by any Selling Party shall be promptly forwarded to such address or paid over to Buyer. Any change by any Selling Party

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of the payment address of any Accounts Receivable, and revocation or limitation of Buyer's right to endorse or deposit proceeds of the same in the Designated Accounts, any limitation by any Selling Party of Buyer's right to make withdrawals from any of the Designated Accounts in satisfaction of Buyer's right to the proceeds of the Accounts Receivable purchased hereunder, or any withdrawal by any Selling Party from the Designated Accounts after the Closing shall be shall be a material breach of Selling Parties' obligations under this section. Such arrangements, and all of Selling Parties' obligations under this section shall continue after the Closing until all Affected Accounts Receivable have been collected or have been compromised or written off with Buyer's consent. Selling Parties agree that Buyer shall have, and hereby grant to Buyer, a security interest in the Affected Accounts Receivable and the Designated Accounts to secure Buyer's right to payment of proceeds of Accounts Receivable under this section and all of Selling Parties' obligations under this Agreement not fully performed at the Closing. Selling Parties agree to execute and deliver all agreements, forms, or other instruments reasonably required by Buyer to perfect such security interest. If and to the extent that any debtor under Affected Accounts Receivable refuses to make payment under the foregoing arrangements, Selling Parties agree to cooperate in, and execute and deliver any instruments or documents necessary to effect, any reasonable and lawful arrangement designated by Buyer and satisfactory to such debtor(s) for the collection of such Affected Accounts Receivable and transfer of the proceeds of the same to the Buyer. Selling Parties shall provide evidence satisfactory to Buyer of the existence and terms of the foregoing arrangements with the Bank at or before the Closing.

                           (iii) Buyer agrees to provide the Selling Parties
with monthly statements setting forth the status of collection of the Accounts Receivable. On the date 180 days after the Closing Date, the Designated Account shall be closed and the Buyer shall provide, as soon as reasonably possible thereafter, a final statement of the Accounts Receivable collecting during such 180 day period. Subject to the application of paragraph 2.2(b), after the closing of the Designated Account, the Selling Parties agree to immediately pay over to the Buyer any payments received with respect to the Accounts Receivable.

                  (f) All raw materials, supplies, packaging materials, purchased products, finished goods and all other goods, merchandise and materials owned by the Selling Parties.

                  (g) The Selling Parties' real property leases described on
Schedule 1.1(g) (collectively, the "Real Property Leases") and the Assumed Contracts (defined in paragraph 1.3).

         1.2       Assumed Liabilities.

(a) The Buyer will assume the following liabilities: (i) the accounts payable arising in the ordinary course of the Selling Parties' operation of the Business, but only to the extent that such accounts payable are described on
Schedule 1.2(a) and then only in the dollar amounts listed on such schedule (the "Accounts Payable"), except for any obligation to repay Medicare, Medicaid, or any other third-party reimbursement program any overpayment with respect to claims filed by Selling Parties or matters relating to periods prior to the Closing Date, which liability shall not be assumed; (ii) accrued payroll for

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services performed by the Selling Parties' employees in connection with the
Business, including all related obligations for withholdings, and all accrued vacation and sick days, but only to the extent such payroll obligations are described on Schedule 1.2(a) and then only in the dollar amounts listed on such schedule and (iii) prospective obligations under the Real Property Leases (collectively, the "Assumed Liabilities"). The Selling Parties will provide representatives of the Buyer with Schedule 1.2(a) prior to the Closing, with the content of such schedule to be acceptable to Buyer in its sole discretion.

                  (b) Except for the Assumed Liabilities, the Selling Parties agree to retain, and the Buyer will have no obligation or liability with respect to, except as otherwise provided in this Agreement, any liabilities or obligations, actual or contingent, of the Selling Parties or the Business, or any claims by any person, firm or organization, arising out of any liabilities or obligations of the Selling Parties, or the operation of the Business prior to the Closing. As between the parties, the Buyer shall not have or assume any liability for any amounts due Medicare, Medicaid, or any other third-party reimbursement program with respect to claims filed by Selling Parties or matters relating to periods prior to the Closing Date. The Selling Parties agree to perform or satisfy the obligations and liabilities of the Business (other than the Assumed Liabilities) in the ordinary course.

                  (c) Prior to the Closing, the Selling Parties will provide the Buyer with a proposed revised Schedule 1.2(a) setting forth the proposed Assumed Liabilities as of the Closing Date. The Buyer shall have the option, but not the obligation, to accept any changes to Schedule 1.2(a) arising after the date of this Agreement, and treat such additional liabilities as Assumed Liabilities.
Schedule 1.2(a) will be amended to reflect the Buyer's decision whether to accept or reject such changes to the Assumed Liabilities. The Selling Parties will also prior to the Closing provide disclose to the Buyer any changes required in the remaining Schedules in order to make such Schedules true and correct as of the Closing Date.

         1.3 Assumed Contracts and Leases. The Buyer will assume (i) the Selling Parties' prospective obligations to provide services to the Selling Parties' patients in connection with the Purchased Assets, (ii) the Selling Parties' prospective obligations (not including any obligations relating to periods prior to the Closing Date, whether or not liquidated as of the Closing) under the contracts described on Schedule 1.3, and (iii) the Selling Parties' prospective obligations under the Real Property Leases (collectively, the "Assumed Contracts").

         1.4 Employees. Except for the Assumed Liabilities, the Selling Parties acknowledge that the Buyer is not purchasing, recognizing, assuming or otherwise acquiring any rights, obligations, assets or liabilities under, arising from or resulting from any employment agreement or arrangement in existence between the Selling Parties and any employee, or any person employed to consult with or perform services for the Selling Parties, or otherwise, except for the accrued payroll and fringe benefit liabilities assumed pursuant to paragraph 1.2(a)(ii). The Selling Parties agree that the Buyer will not be obligated to hire any of the Selling Parties' employees, but that the Buyer, in its sole discretion, may

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hire some or all of such employees on such terms as the Buyer and the employees so hired may agree. The Buyer will not be responsible to the Selling Parties or to any current or former employee of the Selling Parties for any employee benefits (whether earned, accrued or vested) due to the Selling Parties' employees, or any other employment-related claim of any of the Selling Parties' employees, with respect to their employment prior to the Closing.

         1.5 Confidentiality, Nonsolicitation and Noncompetition Agreement. Each of the Selling Parties agrees to enter into a Confidentiality, Nonsolicitation and Noncompetition Agreement at or prior to the Closing, in the form of the agreement attached as Annex A (the "Noncompetition Agreement"). The Selling Parties also agree to cause Mark Hamister to deliver a Confidentiality, Nonsoliciation and Noncompetition Agreement in the form of the agreement attached as Annex B (the "Hamister Noncompetition Agreement").

         1.6 Right to Use Name. Buyer shall have the perpetual royalty free right to use the name "Medlink of Ohio". This right shall be limited to the State of Ohio.

                     Article 2 - Purchase Price and Payment

         2.1      Purchase Price.

                  (a) In consideration of the transfer of the Purchased Assets and the Business, the Buyer agrees to pay the following (collectively, the "Purchase Price") :

                           (i) At the Closing, an amount equal to $2,850,000.00,
minus the aggregate liabilities assumed pursuant to paragraphs 1.2(a)(i) and (ii), and plus or minus, as applicable, any Purchase Price adjustment required by paragraph 2.2, payable by wire transfer to an account designated in writing by the Selling Parties, except that $50,000.00 of such Purchase Price will be held in escrow as provided in paragraph 2.2(b); and

                           (ii)     $300,000.00, payable by delivery of a
promissory note bearing interest at the rate of 6% per annum, payable quarterly, and with the entire principal balance of the promissory note due and payable on the date 36 months after the Closing Date in the formation the Promissory Note attached as Annex C (the "Promissory Note").

                  (b) Upon execution of this Agreement, the Buyer shall obtain a standby letter of credit in the amount of $2,850,000 issued by Bank One, Kentucky, N.A. in the form of the letter of credit attached as Annex E, and the Selling Parties and the Buyer shall enter into an Escrow Agreement in the form of the agreement attached as Annex F.

         2.2      Account Receivable Purchase Price Adjustment.

                  (a) On the date 180 days after the Closing Date, the Buyer shall determine whether the Accounts Receivable collected by the Buyer through such date has exceeded $800,000.00, or fallen below $700,000.00. To the extent the collected Accounts Receivable exceed $800,000.00, the Buyer shall pay to the Selling Parties an amount in cash equal to such excess within 190 days after the Closing Date. To the extent the collected Accounts Receivable falls below $700,000.00 (a "Shortfall"), such Shortfall shall first be offset against the Escrowed Funds, with the excess Shortfall, if any, offset against the principal amount of the Promissory Note, and with the excess Shortfall, if any, to be paid in cash by the Selling Parties to the Buyer within 190 days after the Closing

Date. The Buyer shall not seek indemnification for a breach of a representation under paragraph 4.2 to the extent that the Buyer receives a Purchase Price offset pursuant to this paragraph 2.2(a). The Selling Parties and their accounting representatives shall have the right to review on a reasonable basis the books and records of the Business in connection with verifying the Buyer's determination of the amount of collected Accounts Receivable. The parties agree that an amount equal to $50,000.00 of the Purchase Price will be held in an interest bearing escrow account until completion of the Accounts Receivable reconciliation required by this paragraph 2.2, pursuant to an agreement in the form attached as Annex D. Any portion of such escrowed funds not payable by the Selling Parties to the Buyer pursuant to this paragraph 2.2 will be paid out of the escrow account to the Selling Parties within 190 days after the Closing Date.

                  (b) Upon the occurrence of a Shortfall pursuant to paragraph 2.2(a), the Buyer will have the choice of retaining the uncollected Accounts Receivable, whereupon there will be no adjustment to the purchase price pursuant to paragraph 2.2(a), or if the Buyer elects to adjust the Purchase Price pursuant to paragraph 2.2(a), then the Buyer shall assign all of its right, title and interest in the uncollected Accounts Receivable to the Selling Parties. The Buyer shall notify the Selling Parties in writing of its election under this paragraph 2.2(b), and the assignment of the uncollected Accounts Receivable, if applicable, shall occur on or before the date 190 days after the Closing Date.

                  (c) The Buyer agrees to use its commercially reasonable best efforts to collect the Accounts Receivable, which efforts shall be undertaken in a manner consistent with the Buyer's efforts to collect any accounts receivable of the Business after the Closing Date.

         2.3 Allocation of Purchase Price. The Purchase Price will be allocated among the Purchased Assets as set forth on Schedule 2.3. The Selling Parties and the Buyer agree that all tax and information returns will be prepared on a basis consistent with such allocation of the Purchase Price.

         2.4 Stay Bonus Program. For no additional consideration, the Selling Parties agree to provide employees of the Business with certain benefits as follows. Except as provided in paragraph 2.4(c) below, in no event shall the aggregate benefits payable under this paragraph 2.4 exceed $17,500.00.

                  (a) If the Branch Manager/Administrator of the Business (as identified pursuant to paragraph 8.7) remains with the Buyer for a period of 90 days after the Closing Date on a full time basis, and otherwise gives the Buyer's business his or her full time and attention, then the Branch Manager/Administrator will be entitled to a $7,500.00 severance payment from the Selling Parties, payable within seven days following successful completion of the 90 day employment period.

                  (b) A pool of $10,000.00 in the aggregate shall be payable to a group of employees as selected and identified one week prior to the Closing by Selling Parties' Branch Manager/Administrator and approved by the Buyer in its sole discretion. Payment to each employee shall be conditional upon such employee remaining in the employ of Buyer for a minimum of 90 days after the

Closing Date on a full time basis giving their full attention to the subject businesses on at least the same level as under Selling Parties. Payment shall be made to each qualifying employee within seven days following successful completion of the 90 days employment period.

                  (c) If the Selling Parties fail to make a payment required under paragraphs 2.4(a) or (b) within the required time periods, then the Buyer will have the option, at its sole discretion, of making the payment to the employee and offsetting against the Promissory Note an amount equal to 110% of the payment as liquidated damages and not as a penalty.

                             Article 3 - The Closing

         3.1 Time and Place. The closing ("Closing") will take within five business days after satisfaction or waiver of each of the conditions to the parties' obligations to close on a date mutually agreeable to the parties (the "Closing Date").

         3.2       Execution and Delivery of Documents.

                  (a) At the Closing, the Selling Parties will execute and deliver to the Buyer such conveyances, bills of sale, certificates of title, assignments, assurances and other instruments and documents as the Buyer may reasonably request in order to effect the sale, conveyance, and transfer of the Purchased Assets from the Selling Parties to the Buyer. Such instruments and documents must be sufficient to convey to the Buyer good title to the Purchased Assets. Also at the Closing, the Selling Parties will cause the Noncompetition Agreement to be executed and delivered, the Selling Parties will cause Mark Hamister to execute and deliver the Hamister Noncompetition Agreement, and the Buyer and the Branch Manager/Administrator will enter into the Employment Agreement.

                  (b) The Selling Parties agree that they will, from time to time after the Closing Date, take such additional action and execute and deliver such further documents as the Buyer may reasonably request in order to effectively sell, transfer and convey the Purchased Assets to the Buyer and to place the Buyer in position to operate and control all of the Purchased Assets.

                  (c) At the Closing, the Buyer will execute and deliver to the Selling Parties and to other appropriate parties such assignments, assumptions, undertakings and other instruments and documents as are necessary to effect the Buyer's assumption of the Assumed Liabilities and the Assumed Contracts.

                  (d) At the Closing, (i) the Buyer will make the payments required under paragraph 2.1(a) and under the Hamister Noncompetition Agreement by wire transfer to accounts designated by the Selling Parties and Mark Hamister, respectively, and (ii) the Buyer will deliver the Promissory Note to the Selling Parties.

        Article 4 - Representations and Warranties of the Selling Parties

         As a material inducement to the Buyer to enter into and perform this Agreement, each of the Selling Parties represents and warrants to the Buyer as follows:

         4.1      Authority as to Execution.

                  (a) Each of the Selling Parties has full legal capacity to execute and deliver this Agreement and the Noncompetition Agreement, and to perform such Selling Party's respective obligations under this Agreement and the Noncompetition Agreement. This Agreement and the Noncompetition Agreement constitute valid and legally binding obligations of each of the Selling Parties, enforceable in accordance with their terms. The execution and delivery of this Agreement and the instruments called for by this Agreement by or on behalf of the Selling Parties and the consummation of the transactions contemplated hereunder and thereunder, subject to the terms of this Agreement, have each been duly authorized by all necessary corporate action, including the requisite Board of Director and shareholder approvals.

                  (b) Except as disclosed on Schedule 4.1, the execution and delivery of this Agreement and the Noncompetition Agreement, the consummation of the transactions contemplated hereby and thereby, and the performance and fulfillment of their respective obligations and undertakings hereunder and thereunder by the Selling Parties will not, (i) violate any provision of, or result in the breach of or accelerate or permit the acceleration of any performance required by the terms of, any contract, agreement, arrangement or undertaking to which any of the Selling Parties is a party or by which any of them may be bound; any judgment, decree, writ, injunction, order or award of any arbitration panel, court or governmental authority; or any applicable law, ordinance, rule or regulation of any governmental body; (ii) result in the creation of any claim, lien, charge or encumbrance upon any of the properties or assets (whether real or personal, tangible or intangible) of the Selling Parties; (iii) terminate or cancel, or result in the termination or cancellation of, any agreement or undertaking to which a Selling Party is a party; or (iv) in any way affect or violate the terms or conditions of, or result in the cancellation, modification, revocation or suspension of, any of the Selling Parties' permits or licenses.

                  (c) Each of the Selling Parties is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation with full power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement. National Health Care Affiliates, Inc., is a Delaware corporation; it is not authorized to do business in Ohio. The Medlink Group, Inc., is a Florida corporation; it is authorized to do business in the State of Ohio under the name "MedLink of Ohio."

         4.2 Accounts Receivable. The Accounts Receivable represent valid obligations arising from services actually performed by the Selling Parties in the ordinary course of business, and are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements (which reserves are adequate and calculated consistent with past practice). There is no contest, claim, defense or right of setoff, under any contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.

         4.3 Environmental Standards. The Selling Parties have, to the best of the Selling Parties' knowledge, operated the Business in full compliance with all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in or required under the common law or any federal, state, local or foreign law, regulations, ordinances, permits, licenses, consent decrees, orders and clearances relating to pollution, the environment, or the use, storage, transportation or disposal of pollutants, dangerous substances, toxic substances, hazardous wastes, medical wastes, infectious wastes or hazardous substances (collectively, the "Environmental Laws").

         4.4 Taxes. The Selling Parties, to the best of the Selling Parties' knowledge, has timely filed all federal, state, local and other tax returns and paid all taxes shown as due on such returns or otherwise due from, assessed against or owed by the Selling Parties solely with respect to the Purchased Assets or the Business, the failure of which returns to be filed or the failure of which taxes to be paid could result in a lien upon any of the Purchased Assets or with respect to which the Buyer could have successor liability under applicable laws. Present taxes which the Selling Parties are required by law to withhold or collect with respect to the Business have been, to the best of the Selling Parties' knowledge, withheld or collected and have been paid over to the proper governmental authorities or are properly held by the Selling Parties for such payment. No deficiency for any taxes or claim for additional tax assessment by any taxing authority, which if unsatisfied could result in a lien upon any of the Purchased Assets or could result in the Buyer incurring successor liability under applicable laws, has been, to the best of the Selling Parties' knowledge, proposed, asserted, or assessed against the Selling Parties, nor have the Selling Parties granted any extension or waiver of any limitation period applicable to any tax claims relating to the Business which has not been closed.

         4.5 Title. Except as described on Schedule 4.5, the Selling Parties have and will transfer to the Buyer at the Closing good title to all of the assets included among the Purchased Assets, free and clear of any mortgages, security interests, pledges, liens, claims or encumbrances. Except as disclosed on Schedule 1.1(a), none of the Purchased Assets are leased.

         4.6      Property, Equipment and Operations.

                  (a) The furniture, fixtures and equipment included in the Purchased Assets are, in all material respects, in serviceable condition for their intended purposes in the operation of the Business, ordinary wear and tear excepted. The Purchased Assets are, to the best of the Selling Parties' knowledge, all of the assets which are reasonably necessary for the operation of the Business by the Buyer.

                  (b) The Selling Parties have not, to the best of the Selling Parties' knowledge, caused or permitted any hazardous substance, as that term is now defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. ss. 9601, et seq.), medical wastes or petroleum substances to be disposed on, under or at the premises of the Business, or any part thereof, and, to the best of the Selling Parties' knowledge, no part thereof has ever been used by the Selling Parties as a permanent storage or disposal site for any such hazardous substances, medical wastes, or petroleum substances.


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         4.7 Insurance. The Selling Parties have provided the Buyer with a true and correct list of all policies of insurance which insure the Purchased Assets or the Business, setting forth the types and amounts of coverage. The Selling Parties will use their best effort to ensure that such policies will remain in effect until the Closing Date. Schedule 4.7 is a true and correct list of all claims against such insurance policies during the past two years.

         4.8 Disclosure. No representation or warranty made by the Selling Parties in this Agreement and no statement made in or any amount set forth on any schedule called for by and incorporated into this Agreement is false or misleading in any material respect or omits to state any fact necessary to make any such representation or statements not misleading in any material respect.

         4.9 Governmental and Regulatory Approvals. Except as described on
Schedule 4.9 (collectively, the "Licenses"), there are no permits, licenses, accreditations, authorizations, orders, ratings or approvals of any federal, state, local or foreign governmental or regulatory bodies necessary under current laws and regulations for the Selling Parties' operation of the Business as presently conducted. Except as described on Schedule 4.9, the Licenses are in full force and effect and, to the best of the Selling Parties' knowledge, except as described on Schedule 4.9, (i) no default or violation exists under any of the Licenses, (ii) no suspension, notice of deficiency, or cancellation of any of the Licenses has been received or is threatened, and (iii) there is no reason to believe that but for the transaction contemplated by this Agreement on expiration the Licenses would not be renewed.

         4.10       Compliance with Payment Programs and Healthcare Regulations.
                  (a) The Business is certified for participation in, is a party to valid provider agreements, and has valid provider numbers for payment by, the federal Medicare program ("Medicare") and the Ohio Medicaid and Passport programs (the "State Programs"). Copies of the relevant Medicare and State Program agreements are attached to Schedule 4.10.

                  (b) No Selling Party, and no employee of Selling Parties working in the Business, has ever been excluded from participation in, or had a Civil Money Penalty levied against him, her, or it with respect to, Medicare, either of the State Programs, or any other federal or state healthcare program, and no action or investigation has been begun or threatened against any Selling Party or any employee of Selling Parties working in the Business with respect to the Business by any administrative agency which could lead to exclusion from Medicare, suspension or termination of any State Program agreement, or imposition of any Civil Money Penalty with respect to Medicare or a State Program.

                  (c) Except as disclosed on Schedule 4.10: (i) the Selling Parties, in the operation of the Business, are as of the date of this Agreement, and shall be as of the Closing Date, in substantial compliance with all Federal and State statutes, regulations, rules and manual provisions applicable to providers of the health care services and items provided by the Business; and
(ii) Selling Parties are not aware of any grounds for any recoupment or set-off with respect to any reimbursement presently being claimed by or paid to Selling Parties (or which will be paid to the Buyer with respect to the Accounts Receivable) arising from the Business.

                  (d) Selling Parties, with respect to the Business, have not filed, or allowed any Person to file on their behalf, any bill or other claim for payment, or any cost report or other report of any kind, which respect to the Medicare, a State Program, or any other public or private health benefits program or third-party payor that is false, within the meaning of the federal False Claims Act or similar state legislation.;

                  (e) Selling Parties have not provided, or allowed any Person to provide on its behalf, any direct or indirect remuneration or other inducements of any sort to any Person in return for that Person or any other Person directly or indirectly causing the referring, arranging, or recommending of any individual to the Business or to any other Person for the furnishing of any service or item for which payment has been or may be made under Medicare program, a State Program or any other public or private health benefits program.

                  (f) Selling Parties have not received, or allowed any Person to receive, any direct or indirect remuneration or other inducements of any sort from any Person in return for the Selling Parties or any of their employees, agents or independent contractors, directly or indirectly causing the referral of any individual to any Person for the furnishing of any service or item, or arranging or recommending the furnishing by any Person to any individual any service or item, for which payment has been or may be made under the Medicare program, a State Program, or any other public or private health benefits program.

                  (g) Except as specifically described on Schedule 4.10, Selling Parties have and have had no ownership or compensation arrangements with physicians which have or would restrict the ability of such physicians to refer patients to, or write plans of care for patients treated by, Selling Parties under applicable federal and state anti-self-referral laws.

                  (h) Except as specifically described on Schedule 4.10, there are, to the best of Selling Parties' knowledge and belief, no investigations, reviews, audits, claims, actions or which have been initiated by, or are pending before, any agency, board, commission, or court (including, without limitation, any Medicare or Medicaid intermediary, carrier, or managed care program), the Provider Reimbursement Review Board, any branch of the Centers for Medicare and Medicaid Services, the Office of the Inspector General of the U.S. Department of Health and Human Services, any United States Attorney, the U.S. Department of Justice, the Ohio Department of Medicaid Services, or the Ohio Attorney General.

                  (i) Except as specifically described on Schedule 4.10, Selling Parties are not aware of any grounds for any recoupment or set-off with respect to any reimbursement paid to Selling Parties prior to the Closing for which Buyer could become legally responsible under applicable law and regulations as a result of the transaction contemplated herein.

                  (j) The Selling Parties have made available to the Buyer true and correct copies of any and all documents in their possession or the possession of the Selling Parties regarding any items disclosed on Schedule 4.10.

                  (k) All employees employed or retained by the Business are duly licensed to practice their profession in the State of Ohio, and there are no disciplinary actions pending against them, except as set forth on Schedule 4.10.

                  (l) For purposes of this Agreement, "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         4.11 Contracts and Commitments. Except for the Real Property Leases and the Assumed Contracts, and as described on Schedules 4.11 or 4.15, the Selling Parties are not a party to any material contract or commitment relating to the Business, and neither the Business nor the Purchased Assets are the subject of any material contract or commitment. Each of the Real Property Leases and the Assumed Contracts are valid and binding agreements of the parties to such contracts, and, to the best of the Selling Parties' knowledge, no party to the Real Property Leases or the Assumed Contracts is in default under such contracts. For purposes of this paragraph 4.11, aggregate contracts or commitments of $10,000 or more are deemed "material." Commitments of lesser value may be "material" depending on the facts and circumstances.

         4.12 No Violation of Law. Except as disclosed on Schedule 4.12, the Selling Parties are not in default or violation of, have received no notice of default or violation of, and have no knowledge of any fact or event which with the lapse of time or giving of notice would constitute a default or violation of any statute, ordinance, regulation, order, writ, injunction or decree of any court or governmental agency or authority applicable to the Business or the Purchased Assets.

         4.13 Litigation. Except as disclosed on Schedule 4.13, there are no actions, suits or proceedings, pending, or, to the best of the Selling Parties' knowledge, after due inquiry, threatened before any court, commission, agency or other administrative authority against, or affecting the Business or the Purchased Assets and, after due inquiry, except as disclosed on Schedule 4.13, the Selling Parties are not the subject of any order or decree relating to or affecting the Business or the Purchased Assets other than those of general application.

         4.14 Labor. There is no collective bargaining or other union contract relating to the Business to which the Selling Parties are a party. To the Selling Parties' knowledge, after due inquiry, there is not pending or threatened against the Selling Parties any grievance, labor dispute, organizational activity, union trouble, strike or work stoppage which materially affects or which may materially disrupt the Buyer or the Business. The Selling Parties have complied with all applicable laws, rules and regulations pertaining to the employment of labor, including those relating to wages, hours, collective bargaining and the payment of or withholding of taxes. The Selling Parties have withheld all amounts required by law or agreement to be withheld from the wages or salaries of the Business' employees and they are not liable for any arrears of wages or any tax or penalties for failure to comply with any of the foregoing.

         4.15 Employment Contracts. Except as disclosed on Schedule 4.15, there are no written or oral contracts for employment of any personnel of the Business, including without limitation, contracts, understandings or arrangements with respect to impending raises in compensation, multi-year consulting or employment agreements, bonuses or severance agreements or policies.

         4.16 Employee Benefit and Retirement Plans. Except as disclosed on
Schedule 4.16, the Selling Parties do not now maintain any "employee pension benefit plan" or any "employee welfare benefit plan" (as defined respectively in Section 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") on behalf of the Business's employees, and, except as disclosed on Schedule 4.16, the Selling Parties do not maintain any retirement plans, bonus arrangements, life insurance or medical insurance programs or any other fringe benefit arrangements for any employees whether written or unwritten.

         4.17 Employees and Independent Contractors. The Selling Parties have provided the Buyer prior to the Closing Date with a true and correct list including the name, salary or compensation (including without limitation all commission, override or bonus arrangements), vacation and sick leave policies or other benefits, job description and original employment or contract date of all current employees and independent contractors of the Business based upon the most recently processed information, and the accrued and/or earned vacation time of all employees and, to the best of the Selling Parties' knowledge, the dates and information concerning any previous salary or compensation change or adjustment and the reasons therefor for each such current employee.

         4.18 Worker's Compensation. Except as disclosed on Schedule 4.18, the Selling Parties are, to the best of the Selling Parties' knowledge, in full compliance with all worker's compensation laws with respect to the Business and have worker's compensation insurance coverage in full force and effect with respect to the Business, where any such non-compliance or lack of coverage would have a material adverse effect on the Buyer's ownership, possession or use of the Business or the Purchased Assets, or on the consummation of the transactions contemplated under this Agreement.

         4.19 Adverse Action. Except as described on Schedule 4.13 or Schedule 4.19, the Selling Parties have not received any written notice of any judicial or administrative action against the Selling Parties, the Business or the Purchased Assets.

         4.20 Consents. Except as described on Schedule 4.20, to the best of the Selling Parties' knowledge, no consents, approvals or authorizations of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement by the Selling Parties and consummation by the Selling Parties of the transactions contemplated hereby.

         4.21 Commissions. Except for the brokerage fee payable by the Selling Parties to Braff Group, none of the Selling Parties has authorized any person to act in such a manner as to give rise to any valid claim against the Buyer for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement. The Selling Parties will defend, indemnify and hold harmless the Buyer from any claim for commissions or fees alleged to have arisen from a contractual relationship or cooperation in connection with the transactions contemplated under this Agreement, including without limitation, the brokerage fee payable to Braff Group.

                    Article 5 - Representations of the Buyer

         As a material inducement to the Selling Parties to enter into this Agreement, the Buyer hereby represents and warrants to the Selling Parties as follows:

         5.1 Authority as to Execution. The execution and delivery of this Agreement and the instruments called for by this Agreement by or on behalf of the Buyer and the consummation of the transactions contemplated hereunder and thereunder, subject to the terms of this Agreement, have each been duly authorized by all necessary corporate actions. This Agreement and each of the instruments called for by this Agreement will be a valid and binding obligation of the Buyer, each enforceable against the Buyer in accordance with their respective terms.

         5.2 Organization and Corporate Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Kentucky with full power and authority (corporate or otherwise) to execute, deliver and perform its obligations under this Agreement and the instruments called for by this Agreement. The Buyer is a member of the Almost Family, Inc. consolidated group.

         5.3 No Violation of Law; Other Agreements. Neither the execution and delivery of this Agreement or the instruments called for by this Agreement, nor consummation of the transaction herein or therein contemplated, nor compliance with the terms, conditions and provisions hereof or thereof, will conflict with or violate any provision of law or of the Articles of Incorporation or Bylaws of the Buyer, or result in a violation or default in any provision or any regulation, order, writ, injunction or decree of any court or governmental agency or authority, or of any agreement or instrument to which the Buyer is a party or by which the Buyer is bound or subject.

         5.4 Commissions. The Buyer has not authorized any person to act in such a manner as to give rise to any valid claim against the Selling Parties for a brokerage commission, finder's fee, or similar payment as a result of the transactions contemplated under this Agreement. The Buyer will defend, indemnify and hold harmless the Selling Parties from any claim for commissions or fees alleged to have arisen from a contractual relationship or cooperation in connection with the transactions contemplated under this Agreement.

                  Article 6 - Covenants of the Selling Parties

         6.1 Conduct of Business. From the date of this Agreement until the Closing Date, the Selling Parties agree to operate the Business and otherwise conduct its business relating to the Business only in the ordinary course of business, in substantial compliance with all statutory and regulatory requirements of any applicable federal, state or local authority, and in strict compliance with all laws, rules, regulations, and published guidance with respect to participation in and claiming reimbursement from Medicare and the State Programs, and agrees to enter into no material contract or other transaction relating to the Business other than in the ordinary course of business without the prior written consent of Buyer. Between the date hereof and the Closing Date, the Selling Parties agree to use their best efforts to retain their present employees and preserve the goodwill and business of their customers, suppliers, and others having business relations with them, and agree to conduct the financial operations of the Business in accordance with its existing business practices. From the date of this Agreement to the Closing Date, the Selling Parties agree to not do any of the following in connection with its ownership and operation the Business and the Purchased Assets without the Buyer's prior written consent:

                  (a) cancel or permit any insurance, bond, surety instrument or letter of credit to lapse or terminate, except in the ordinary course of business or unless renewed or replaced by like coverage;

                  (b) default in any respect under any loan, material contract, agreement, lease or commitment;

                  (c) enter into any contract, agreement, lease or other commitment, except in the ordinary course of business;

                  (d) sell or agree to sell the Business or any of the Assets;

                  (e) hire any employees, increase any compensation to employees, enter into any employment arrangement, agreement or undertaking, or pay or promise to pay any fringe benefit, bonus or special compensation to employees, except in the ordinary course of business;

                  (f) impede the Buyer, its counsel, accountants and other representatives from reasonable access, during normal business hours and upon reasonable advance notice, to the Business and the Purchased Assets so that the Buyer may have the opportunity to investigate same; or

                  (g) encumber any of the Purchased Assets or incur any liabilities with respect to the Business, except in the ordinary course of business.

         6.2 Sales, Etc. The Selling Parties agree to not sell, lease, remove or otherwise dispose of any of the Purchased Assets, which are located or used in the Business (except for retirements and replacements in the ordinary course of business, provided that all items which are retired or replaced are contemporaneously replaced by items of substantially equivalent value), or liquidate or dissolve.

         6.3 Insurance. The Selling Parties agree to maintain the insurance described in paragraph 4.7.

         6.4 Notice. From the date hereof to the Closing Date, the Selling Parties agree to promptly advise the Buyer of the occurrence of any governmental inspections, investigations, citations with respect to the Business or the Purchased Assets, and of which the Selling Parties have received written or oral notification.

         6.5 Access to Personnel and Records. From the date of this Agreement until the Closing Date, the Selling Parties agree to give the Buyer, and the Buyer's counsel, accountants, consultants and other agents and representatives, reasonable access, during normal business hours and upon reasonable request, to its properties, books, contracts, commitments and records relating to the Purchased Assets and the operations of the Business.

         6.6 Financial Information. The Selling Parties agree to provide the Buyer with such financial information available to the Selling Parties relating to the operations of the Business as the Buyer may reasonably request.

         6.7 Collection Practices. The Selling Parties agree to not deviate from its current lawful practices with respect to the collection of accounts receivable from the Business's patients to the extent that any such change in collection practices would impair or adversely affect the Business's ability to continue its relationships with those patients after Closing.

         6.8      Cooperation.

                  (a) From the date hereof to the Closing Date, each of the Selling Parties agrees to cooperate in good faith with the Buyer in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement. Each of the Selling Parties agrees to cooperate fully with Buyer with respect to the Buyer's due diligence investigation of the Selling Parties' Business. Each of the Selling Parties agrees to use its best efforts to cause each of the conditions to the Buyer's obligation to close the transactions contemplated by this Agreement set forth in Article 8 to be satisfied on or prior to the Closing Date.

         6.9 Approval of Transfer. From the date hereof to the Closing Date, each of the Selling Parties agrees to use its best efforts, at the Buyer's expense, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all applicable governmental and regulatory authorities, and any other third party identified as necessary in order to transfer the Purchased Assets to the Buyer, including without limitation, obtaining consents to the assignment of the Selling Parties' provider agreements.

         6.10     Consents.

                  (a) Each of the Selling Parties agrees to use its best efforts, at the Selling Parties' expense, to procure the consents of any third parties necessary for the assignment to the Buyer of the Assumed Contracts and Real Property Leases.

                  (b) The Selling Parties agree to obtain from the landlord a consent to assignment to the Buyer of the Akron facility lease on the current lease terms and conditions.

                  (c) The Selling Parties agree to obtain for the Buyer's benefit, at the Buyer's expense (but not to exceed $1,800.00), an agreement from the licensor to the use by the Buyer of the Stafpak software for at least six months after the Closing Date.

         6.11 No-Shop Clause. From and after the date of the execution and delivery of this Agreement until the termination of this Agreement (unless the Closing Date is extended beyond such date by the parties), each of the Selling Parties agrees to not, without the prior written consent of the Buyer: (i) offer for sale any material portion of the Business or Purchased Assets, (ii) solicit offers to buy all or any material portion of the Business or Purchased Assets,
(iii) hold discussions with any party (other than the Buyer) looking toward such an offer or solicitation or looking toward a merger or consolidation of the Selling Parties, or (iv) enter into any agreement with any party (other than the Buyer) with respect to the sale or other disposition of any material portion of the Business, the Purchased Assets or the Selling Parties' stock, or with respect to any merger, consolidation, or similar transaction involving the Selling Parties or the Selling Parties' membership rights.

         6.12 Filing of Termination Letter. The Selling Parties agree to file a termination letter simultaneously with the filing of the application for Medicaid provider number to be filed by the Buyer as contemplated by paragraph
7.4 below. The Selling Parties' letter shall state that termination of the Selling Parties' Medicaid Provider Agreement is conditioned upon the approval of the Buyer's application for a Medicaid Provider Agreement and is automatically rescinded if the Buyer's application is not approved.

                       Article 7 - Covenants of the Buyer

         7.1 Access to Records. For a period extending to the greatest of six years from and after the Closing Date, any longer period required by law, or the date of final settlement of cost reports for any period prior to the Closing Date, the Buyer agrees to retain the patient and medical records of the patients serviced by the Business on and prior to the Closing Date, and will give the Selling Parties, and the Selling Parties' counsel, accountants, consultants and other agents and representatives, full and complete access, during reasonable business hours and upon reasonable request, to the extent not prohibited by applicable law.

         7.2 Cooperation. From the date hereof until the Closing Date, the Buyer agrees to cooperate in good faith with the Selling Parties in order to obtain all governmental, regulatory and other third party consents and approvals which are necessary or desirable to consummate the transactions contemplated under this Agreement.

         7.3 Approval of Transfer. From the date hereof until the Closing Date, the Buyer agrees to use its best efforts, including the filing and submission of all necessary and appropriate applications and documents, to obtain the approvals and consents of all applicable governmental and regulatory authorities and other third parties required or necessary in order to transfer the Purchased Assets to the Buyer.

         7.4 Obtaining a Medicaid Provider Number. The Buyer will submit an application for a Medicaid provider number as soon as reasonably possible after execution of this Agreement. The Selling Parties agree to cooperate with the Buyer in connection with the Buyer's preparation and submission of the application and any efforts undertaken by the Buyer in connection with obtaining the provider number.

           Article 8 - Conditions Precedent to the Buyer's Obligations

         The Buyer's obligation to close is subject to the satisfaction of the following conditions before or at Closing, unless waived by the Buyer:

         8.1 Representations and Warranties True at Closing. The representa-tions, warranties and covenants made by the Selling Parties in this Agreement must be true in all respects at and as of Closing as if made on and as of Closing.

         8.2 Compliance with Agreement. The Selling Parties must have performed and complied with all of their covenants and obligations under this Agreement in all material respects which are to be performed or complied with by them before or at Closing.

         8.3 The Selling Parties' Certificate. Each of the Selling Parties must have delivered to Buyer a certificate stating that (i) the representations, warranties and covenants made by the Selling Party in the Agreement are true in all respects at and as of Closing as if made on and as of Closing, and (ii) the Selling Party has performed and complied with all of its covenants and obligations under this Agreement in all respects which are to be performed or complied with by it before or at Closing.

         8.4 Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding is pending or threatened against, and no order, decree or judgment of any court, agency or other governmental authority has been rendered against the parties or any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms or otherwise have a material adverse effect on the Buyer's ownership, use or enjoyment of the Purchased Assets.

         8.5 Approvals and Consents. The obtaining of all necessary material federal, state and local governmental and regulatory and other third party consents, waivers, and other approvals or determinations required to be obtained with respect to the sale and/or transfer of the Purchased Assets to the Buyer and Buyer's operation of the Business thereafter must have been obtained with the form and substance of such consents, etc. satisfactory to the Buyer in its sole discretion, including without limitation, consent to the assignment of the Selling Parties' provider agreements as provided above.

         8.6 Closing Documents. The documents required to be delivered by the Selling Parties to the Buyer pursuant to this Agreement must be executed in a form reasonably acceptable to the Buyer.

         8.7 Branch Administrator Agreement. The entering into by the Buyer of an employment agreement (the "Employment Agreement") with the Branch Manager/Administrator currently employed by the Business. The parties acknowledge that it is contemplated that the employment agreement will include annual base compensation of not less than $62,500 and an incentive compensation program equaling or exceeding that maintained by the Selling Parties, and other terms as determined by the Buyer in its reasonable discretion.

         8.8 Notices to Payors and Other Third Parties. Selling parties shall have timely given: (i) all required notices for the transfer of Selling Parties' Medicare provider agreement to Buyer as of the Closing Date; (ii) all required notices for the termination of Selling Parties' Ohio Medicaid provider agreement and Passport program agreements as of the Closing Date; and (iii) all notices necessary for the assignment of the Assumed Contracts and Real Property Leases to Buyer as of the Closing Date.

         8.9 No Material Adverse Change. There shall have occurred no material adverse change in the financial condition, business or prospects of the Business. Without limiting the foregoing, the average weekly revenues of the Business for the four weeks immediately preceding the Closing shall not fall below $114,499.00.

         8.10 Release of Bank Liens. The release by M&T Bank of its security interest, if any, in the Purchased Assets, Real Property Leases and Assumed Contracts.

      Article 9 - Conditions Precedent to the Selling Parties' Obligations

         The Selling Parties' obligation to close is subject to the satisfaction of the following conditions prior to or at Closing, unless waived by the Selling
Parties:

         9.1 Representations and Warranties True at Closing. The representations and warranties made by the Buyer in this Agreement must be true in all respects at and as of Closing with the same effect as though such representations and warranties had been made or given on and as of Closing.

         9.2 Compliance with Agreement. The Buyer must have performed and complied with all its covenants and obligations under this Agreement in all material respects which are to be performed or complied with by it before or at the Closing.

         9.3 Buyer's Certificate. The Buyer must have delivered to the Selling Parties a certificate stating that (i) the representations, warranties and covenants made by the Buyer in the Agreement are true at and as of Closing as if made on and as of the Closing, and (ii) the Buyer has performed and complied with all of its covenants and obligations under this Agreement in all material respects which are to be performed or complied with by it before or at Closing.

         9.4 Adverse Proceedings. As of the Closing Date, no suit, action, claim or governmental proceeding is pending against, and no order, decree or judgment of any court, agency or other governmental authority has been rendered against the parties or any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         9.5 Approvals. All necessary federal, state and local governmental and regulatory and other third party consents, waivers, and other approvals and determinations required to be obtained with respect to the sale and/or transfer of the Purchased Assets to the Buyer must have been obtained.

         9.6 Closing Documents. The documents required to be delivered by the Buyer to the Selling Parties pursuant to this Agreement must be executed and delivered in a form reasonably acceptable to the Selling Parties.

                      Article 10 - Termination of Agreement

         10.1      Termination.

                  (a) This Agreement and the transactions contemplated hereby may be terminated or abandoned at any time before the Closing Date:

                           (i) by mutual consent of the Selling Parties and the
Buyer;

                           (ii) by the Buyer, if there has been a material
misrepresentation in this Agreement by the Selling
Parties, or a material breach by the Selling Parties of any of their warranties or covenants set forth herein, or an uncured failure of any condition to which the obligations of the Buyer are subject; or

                           (iii) by the Selling Parties, if there has been a
material misrepresentation in this Agreement by the Buyer, or a material breach by the Buyer of any of the warranties or covenants of the Buyer set forth herein, or an uncured failure of any condition to which the obligations of the Selling Parties are subject.

                  (b) This Agreement will be terminated if Closing does not occur on or before July 31, 2002, unless the term is extended by mutual agreement of the Selling Parties and the Buyer.

                          Article 11 - Indemnification

         11.1 Survival of Representations and Warranties. All of the representations, warranties and covenants and indemnities made by the Selling Parties and the Buyer under this Agreement will survive the closing of the transactions contemplated by this Agreement.

         11.2       Indemnification of the Buyer

                  (a) General. Each of the Selling Parties, jointly and severally, agree to indemnify, defend and hold the Buyer harmless from and against, and reimburse the Buyer on demand for, any damage, loss, cost or expense (including attorney, accountant and expert witness fees and all costs of discovery, litigation, and/or settlement) incurred by the Buyer resulting from:

                           (i) any breach of the Selling Parties'repre-
sentations, warranties, agreements or covenants contained in this Agreement, or from any misrepresentation in, or omission by the Selling Parties under this Agreement;

                           (ii) any brokerage or similar fee due to any agent of
the Selling Parties;

                           (iii) the failure to operate the Business in full
compliance with all Environmental Laws;

                           (iv) any federal, state or local tax liability or
obligation arising with respect to the Selling Parties, the employees (including any "wage and hour" liability) or the operation of the Business prior to the Closing Date (other than liabilities included among the Assumed Liabilities);

                           (v) any liability or obligation of the Selling
Parties, other than the Assumed Liabilities and prospective obligations (not including any obligation relating to any period prior to the Closing Date, whether or not liquidated as of the Closing) under the Assumed Contracts; and

                           (vi) any liability or obligation arising out of
Medicare cost report settlements relating to the period prior to the Closing
Date.

                  (b) Pre-Closing Matters. Each of the Selling Parties, jointly and severally, agree to indemnify, defend and hold the Buyer harmless from and against, and reimburse the Buyer on demand for, any actual damage, loss, cost, recoupment, refund obligation, offset, Civil Money Penalty or other fine or penalty, or expense (including attorney, accountant, and expert witness fees and all costs of discovery, litigation, and/or settlement) resulting from, or in any way related to, any of the following:

                           (i) any audit, investigation, or other legal or
administrative action with respect to services provided by the Business before the Closing, or reimbursement received with respect thereto, by: any Federal or State agency, board, commission, or court, including, without limitation, any Medicare or Medicaid intermediary, carrier, or managed care program, the Provider Reimbursement Review Board, any branch of the Centers for Medicare and Medicaid Services, the Office of the Inspector General of the U.S. Department of
 Health and Human Services, any United States Attorney, the U.S. Department of Justice, the Ohio Department of Job and Family Services, the Ohio Department of Health, the Ohio Department of Aging, the Ohio Attorney General, any local prosecuting attorney; or any private payer for Selling Parties' services;

                           (ii) any costs of defense of, and any judgment
against the Buyer with respect to, any litigation relating to the operation of the Business before Closing;

                           (iii) any mortgage, security interest, lease,
obligation, claim, liability, debt, lien, charge or encumbrance relating to matters prior to Closing asserted against the Purchased Assets; and

                           (iv) any other personal liability, property damage,
personal injury, cost, claim, expense or assessment asserted against the Buyer or the Purchased Assets as a result of, or with respect to, the operation of the

Business before the Closing, except that notwithstanding any of the foregoing, the Selling Parties will have no liability under this paragraph 11.2 with respect to the Assumed Liabilities, or prospective obligations (not including any obligation relating to a period prior to the Closing, whether or not liquidated as of the Closing) under the Assumed Contracts.

         11.3     Indemnification of the Selling Parties.

                  (a) General. The Buyer agrees to indemnify, defend and hold the Selling Parties harmless against, and reimburse the Selling Parties on demand for, any actual damage, loss, cost or expense (including attorney, accountant and expert witness fees and all costs of discovery, litigation, and/or settlement) incurred by the Selling Parties resulting from:

                           (i) any breach of the Buyer's representations,
warranties, agreements or covenants contained in this Agreement, or from any misrepresentation in, or omission by the Buyer under this Agreement;

                           (ii) any brokerage or similar fee due to any agent of
the Buyer; and

                           (iii) any liability included among the Assumed
Liabilities or prospective obligation under the Assumed
Contracts.

                  (b) Post-Closing Matters. The Buyer agrees to indemnify, defend and hold the Selling Parties, and each of them, harmless from and against, and reimburse the Selling Parties on demand for, any actual damage, loss, cost, recoupment, refund obligation, offset, Civil Money Penalty or other fine or penalty, or expense (including attorney, accountant, and expert witness fees and all costs of discovery, litigation, and/or settlement) resulting from, or in any way related to, any of the following:

                           (i) Buyer's failure to operate the Business in full
compliance with all Environmental Laws after Closing;

                           (ii) any federal, state or local tax liability or
obligation arising with respect to the Buyer, Buyer's employees (including any "wage and hour" liability) as to periods after the Closing, or the operation of the Business after Closing;

                           (iii) any audit, investigation, or other legal or
administrative action with respect to services provided by the Business after the Closing, or reimbursement received with respect thereto, by: any Federal or State agency, board, commission, or court, including, without limitation, any Medicare or Medicaid intermediary, carrier, or managed care program, the Provider Reimbursement Review Board, any branch of the Centers for Medicare and Medicaid Services, the Office of the Inspector General of the U.S. Department of Health and Human Services, any United States Attorney, the U.S. Department of Justice, the Ohio Department of Job and Family Services, the Ohio Department of Health, the Ohio Department of Aging, the Ohio Attorney General, any local prosecuting attorney; or any private payer for services provided by the
Business after the Closing;

                           (iv) any costs of defense of, and any judgment
against the Selling Parties with respect to, any litigation relating to the operation of the Business after Closing; and

                           (v) any other personal liability, property damage,
personal injury, cost, claim, expense or assessment asserted against the Selling Parties as a result of, or with respect to, the operation of the Business after the Closing; except to the extent that any of the foregoing also relate to the operation of the Business before the Closing.

         11.4 Notice of Claim. If any claim is made against a party hereto that, if sustained, would give rise to a right of indemnity under this Article 11, the party having the claim made against it ("Indemnitee") will give the other party ("Indemnitor") notice thereof (specifying the nature and amount of the claim and giving Indemnitor the right to contest the claim) within 15 days of becoming aware of such claim ("Notice of Claim").

         11.5 Right to Contest. Indemnitee agrees to afford Indemnitor the opportunity, at Indemnitor's own expense, to assume the defense or settlement of any such claim, with its own counsel. In connection therewith, the Indemnitee agrees to cooperate fully to make available all pertinent information under its control and will have the right to join in the defense, at its own expense, with its own counsel. If Indemnitor does not elect to undertake the defense of a claim on the terms provided below, Indemnitee will be entitled to undertake the defense or settlement of the claim at the expense of and for the account and risk of Indemnitor. Indemnitor will have the right to assume the entire defense of a claim hereunder provided that (i) Indemnitor gives written notice of such desire (the "Notice of Defense") to Indemnitee within 15 days after Indemnitor's receipt of the Notice of Claim; (ii) Indemnitor's defense of such claim will be without cost to Indemnitee or prejudice to Indemnitee's rights under this
Article 11; (iii) counsel chosen by Indemnitor to defend such claim must be reasonably acceptable to Indemnitee; and (iv) Indemnitor must bear all costs and expenses in connection with the defense and settlement of such claim; (v) Indemnitee will have the right to receive periodic reports from Indemnitor and Indemnitor's counsel; and (vi) Indemnitor will not, without Indemnitee's written consent, settle or compromise any claim or consent to any entry of judgment which does not include the unconditional release by claimant or plaintiff of all liability with respect to the claim.

         11.6 Right of Set-Off. Upon notice to the Selling Parties specifying in reasonable detail the basis for such set-off, the Buyer may set off any amount to which the Buyer may be entitled under this Article 11 against amounts otherwise payable under the Promissory Note. The exercise of such right of set-off by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default under the Promissory Note. Neither the exercise nor the failure to exercise such right of set-off will constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to them.

                          Article 12 - Other Provisions

         12.1 Further Assurances. The parties agree to execute and deliver any and all papers and documents which may be reasonably necessary to carry out the terms of this Agreement.

         12.2 Entire Agreement; Amendment. All schedules to this Agreement are deemed to be incorporated into and made part of this Agreement. This Agreement together with the schedules, contains the entire agreement between the parties and there are no agreements, representations, or warranties which are not set forth herein. This Agreement may not be amended or revised except by a writing signed by both parties hereto.

         12.3 Binding Effect; Assignment. This Agreement is binding upon and inures to the benefit of the parties and their respective successors and assigns; provided, however, that other than an assignment by the Buyer of its rights under this Agreement to an affiliate of the Buyer which does not relieve the Buyer of its obligations under this Agreement, neither this Agreement nor any rights hereunder are assignable nor transferable without the prior written consent of the other party. This Agreement is not intended and must not be construed to create any rights in any parties other than the Buyer and the Selling Parties and no person may assert any rights as a third party beneficiary.

         12.4 Separate Counterparts. This Agreement may be executed in several identical counterparts, all of which when taken together constitutes but one instrument, and it will not be necessary in any court of law to introduce more than one executed counterpart in proving this Agreement. This Agreement may be executed and delivered by fax counterpart signatures, and upon exchange of fax counterpart signatures, this Agreement will be binding upon the parties.

         12.5 Transaction Costs. Each party to this Agreement agrees to be responsible for its own costs for any legal, accounting and other services, if any, attendant to the transactions contemplated by this Agreement. Each party hereto agrees to indemnify and hold the other party harmless from any claim or demand for commission or other compensation by any broker, finder or similar agent, whether or not a current or former employee of such party, claiming to have been employed by such party in connection with the transactions contemplated by this Agreement and to bear the cost of legal expenses incurred in defending against any such claim. The Buyer will bear the cost of transfer of the Licenses and any regulatory approvals necessary to complete the transaction.

         12.6 Notices. Any notice, request, instruction or documents required or permitted hereunder must be in writing and will be deemed given if delivered personally or by certified mail, U.S. mail, national recognized overnight courier service or sent by telex, telecopy or other telecommunication device capable of creating a written record (and promptly confirmed by hard copy delivery) to a party at the address set forth below:

             (i) If to the Selling Parties:

                  Medlink Group, Inc.
                  651 Delaware Avenue
                  Buffalo, New York  14202
                  Fax:     (716) 881-5237
                  Attn:    Mr. Mark Hamister
         and to:

                  National Health Care Affiliates, Inc.
                  651 Delaware Avenue
                  Buffalo, New York  14202
                  Fax:     (716) 881-5237
                  Attn:    Mr. Mark Hamister


             (ii) If to the Buyer:

                  Caretenders of Cleveland, Inc.
                  100 Mallard Creek Road
                  Suite 400
                  Louisville, Kentucky  40207
                  Fax:  (502) 891-8067
                  Attn:  Chief Financial Officer

                  With a copy to:

                  Frost Brown Todd LLC
                  400 West Market Street, 32nd Floor
                  Louisville, Kentucky 40202-3363
                  Fax: (502) 581-1087
                  Attn: Scott W. Dolson

unless and until notice of another or different address is given as provided herein.

         12.7 Severability. The provisions of this Agreement are severable, and the invalidity of any provision will not affect the validity of any other provision.

         12.8 Captions. The captions herein have been inserted solely for convenience of reference and in no way define, limit or describe the scope or substance of any provision of this Agreement.

         12.9 Gender. All pronouns used herein will include both the masculine and feminine gender as the context requires.

         12.10 Governing Law; Joint Preparation. The execution, interpretation, and performance of this Agreement will be governed by the laws of the State of Ohio, without regard to or application of its conflicts of law principles. This Agreement is deemed to have been prepared jointly by the parties. Any ambiguity in this Agreement will not be interpreted against either party and will be interpreted as if each of the parties hereto had prepared this Agreement.

         12.11 Mutual Post-Closing Covenant. Buyer and Selling Parties mutually agree following the Closing to make their respective employees and agents available on a reasonable basis and at the reasonable request of the other party in order to assist with pending litigation, including threatened and actual court and/or administrative proceedings, and collection of Accounts Receivable. For purposes of this paragraph 12.11, the term "assist" shall include, but is not limited to (a) responding to inquiries of the other party or its attorneys and authorized representatives, and (b) testimony at a deposition, trial and/or administrative proceedings (with the out-of-pocket expenses arising out of such assistance to be the responsibility of the party requesting assistance). This obligation shall continue for so long as the matter prompting the request for assistance remains unresolved. In no event shall the parties have an obligation to make any person available who is not then employed or associated with such party.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                    CARETENDERS OF CLEVELAND, INC.


                    By_______________________________________

                   Title:_____________________________________


                    NATIONAL HEALTH CARE AFFILIATES, INC.


                    By_______________________________________

                   Title:_____________________________________


                    MEDLINK GROUP, INC. - OHIO OPERATIONS


                    By_______________________________________

                   Title:_____________________________________

LIST OF ANNEXES AND SCHEDULES


         Annex A - Noncompetition Agreement Annex B - Hamister Noncompetion Agreement Annex C - Promissory Note Annex D - $50,000 Escrow Agreement Annex E - Standby Letter of Credit Annex F -- $2,850,000 Escrow Agreement

         Schedule 1.1 - Purchased Assets
         Schedule 1.1(a) - List of Equipment, Etc.; Leased Assets Schedule 1.1(g) - Real Property Leases Schedule 1.2(a) - Assumed Liabilities
         Schedule 1.3 - Assumed Contracts Schedule 2.3 - Allocation of Purchase Price Schedule 4.1 - Authority Schedule 4.5 - Liens Schedule 4.7 - Insurance Schedule 4.9 - Licenses Schedule 4.10 - Regulatory Compliance
         Schedule 4.11 - Contracts Schedule 4.12 - Violations of Law Schedule
         4.13 - Litigation Schedule 4.15 - Agreements with Employees Schedule
         4.16 - ERISA Matters Schedule 4.19 - Adverse Actions Schedule 4.20 - Consent